Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: February 2006

1)	Beginning of the Month Principal Receivables:	$37,682,354,030.01
2)	Beginning of the Month Finance Charge Receivables:	$661,046,997.03
3)	Beginning of the Month AMF Receivables:	$81,568,757.19
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$38,424,969,784.23

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,285,567,520.89
11)	Additional Finance Charge Receivables:	$13,177,145.57
12)	Additional AMF Receivables	$1,590,756.07
13)	Additional Total Receivables:	$1,300,335,422.53

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$37,913,505,865.49
16)	End of the Month Finance Charge Receivables:	$631,833,630.83
17)	End of the Month AMF Receivables	$67,936,111.68
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$38,613,275,608.00

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$33,304,024,925.86

22)	End of the Month Seller Percentage	12.16%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: February 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	358,859	$446,415,968.05
	3)	60 - 89 days delinquent	224,534	$295,792,984.87
	4)	90+ days delinquent	470,516	$658,742,138.42

	5)	Total 30+ days delinquent	1,053,909	$1,400,951,091.34

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.63%

7)	Defaulted Accounts during the Month		143,170	$135,931,576.72

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.19%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: February 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,803,461,404.33	17.13%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,102,706,412.23	15.66%

	3)	Prior Month Billed Finance Charges and Fees	$495,070,361.41
	4)	Amortized AMF Income	$38,634,778.50
	5)	Interchange Collected	$84,676,563.52
	6)	Recoveries of Charged Off Accounts	$83,574,264.70
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$701,955,968.13	21.62%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: August 2005

1)	Beginning Unamortized AMF Balance			$211,322,843.25
	2)	+ AMF Slug	$6,102,075.93
	3)	+ AMF Collections	$37,433,802.47
	4)	- Amortized AMF Income	$38,634,778.50
5)	Ending Unamortized AMF Balance			$216,223,943.15

** Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables